Exhibit 99.1

GAIN Capital Amends and Extends Stockholder Rights Plan

Bedminster, New Jersey (April 9, 2019) — GAIN Capital Holdings, Inc. (NYSE: GCAP) announced today that its Board of Directors has approved an amendment and extension of its stockholder rights plan.

The rights plan was due to expire on April 9, 2019. Under the terms of the amendment to the rights plan, the expiration date has been extended to April 9, 2022. In addition, under the amendment, the purchase price for the exercise of the rights has been changed from $27.50 to $28.00.

Additional information with respect to the amendment to the rights plan, including a copy of the amendment, will be contained in the Current Report on Form 8-K that will be filed with the SEC and will be accessible via the EDGAR database on the SEC’s website at www.sec.gov.

About GAIN Capital

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions. For further company information, visit www.gaincapital.com.

Investor Relations Contact

Lauren Tarola, Edelman for GAIN Capital

+1 908.731.0737

ir@gaincapital.com

Media Contact

Nicole Briguet, Edelman for GAIN Capital

+1 212.704.8164

pr@gaincapital.com